EXHIBIT 10.1
REALTY INCOME
2026 PROMOTE AWARD PLAN
1.Purpose. The purpose of this Realty Income 2026 Promote Award Plan (the “Plan”) is to attract, retain and incentivize certain executives and other employees of the Company Group (as defined below) who contribute to the investment management activities of the Company Group with respect to the Designated Funds/JVs (as defined below) and to promote the long-term interests of the Company and its stockholders by linking a portion of their compensation to the Incentive Allocation (as defined below) generated by the applicable Designated Fund/JV. The Plan is effective as of November 3, 2026, the date on which it was approved by the Committee.
2.Definitions. Capitalized terms used but not otherwise defined in the Plan shall have their respective meanings set forth below.
(a)“2021 Plan” shall mean the Realty Income Corporation 2021 Incentive Award Plan, as amended and/or restated from time to time, or any successor plan, as applicable.
(b)“Award” shall mean an award of any Bonus under the Plan.
(c)“Award Agreement” shall mean the written agreement in a form determined by the Committee, executed by a Participant and a member of the Company Group, setting forth the terms and conditions of an Award granted under the Plan.
(d)“Board” shall mean the Board of Directors of the Company.
(e)“Bonus” shall mean, for any Participant with respect to a specified Bonus Pool, the portion of the Bonus Pool allocated to the Participant by the Committee in accordance with the terms of the Plan.
(f)“Bonus Determination Date” shall mean each date on which the Committee approves one or more Bonuses with respect to a Bonus Pool in accordance with the Plan. Different Bonus Determination Dates may be established for different Participants with respect to any Bonus Pool.
(g)“Bonus Payment Date(s)” shall mean, with respect to any Bonus payable hereunder, the date(s) on which a Bonus (or any portion thereof) is awarded or paid under the Plan on or following the Bonus Determination Date with respect to such Bonus. Notwithstanding the foregoing, “Bonus Payment Date” for any Bonus with respect to which the Participant has made a valid deferral election shall be the date on which the Bonus would otherwise have been awarded or paid absent such deferral election.
(h)“Bonus Pool” shall mean, with respect to a Measurement Period (or other period or tranche as determined by the Committee), an amount determined by the Committee which shall not exceed forty percent (40%) of Incentive Allocation received by the Designated Promote Recipient and taken into account under the Plan with respect to the applicable Designated Fund/JV during such Measurement Period (or such other period or tranche). There may be multiple Bonus Pools established with respect to a Designated Fund/JV based on when Incentive Allocation relating to such Designated Fund/JV is received and taken into account under the Plan.

(i)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(j)“Committee” shall mean the Compensation and Talent Committee of the Board or another committee or subcommittee of the Board described in Section 3 hereof.
(k)“Company” shall mean Realty Income Corporation, a Maryland corporation (the “Current Parent”). In addition, in the event that the Current Parent effectuates an UPREIT Conversion, then, effective as of the closing of such transaction, “Company” shall mean the Resulting Parent (as defined below) in such transaction, and the Resulting Parent shall automatically and without further action assume and succeed to all rights and obligations of the Current Parent under the Plan and all Awards hereunder.
(l)“Company Group” shall mean the Company and its direct or indirect Subsidiaries.
(m)“Designated Fund/JV” shall mean each Investment Fund/JV set forth on Exhibit A hereto and each other Investment Fund/JV (or pooled group of investments) sponsored, advised or managed by the Company or any other member of the Company Group that is designated as a Designated Fund/JV by the Committee from time to time.
(n)“Designated Fund/JV Agreement” shall mean, with respect to any Designated Fund/JV, the agreement of limited partnership, the limited liability company agreement or any other similar governing document of such Designated Fund/JV, as in effect from time to time.
(o)“Designated Promote Recipient” shall mean each Designated Fund/JV general partner, carry vehicle, special limited partner, investment manager, investment adviser or sub-adviser or similar entity, in each case that is affiliated with the Company Group, that receives or is entitled to receive Incentive Allocation in respect of any Designated Fund/JV.
(p)“Eligible Individual” shall mean any employee of the Company Group who directly or indirectly provides services to or for the benefit of a Designated Fund/JV, as determined by the Committee.
(q)“Executive Participant” shall mean an Eligible Individual designated by the Committee as such pursuant to the Plan.
(r)“Incentive Allocation” shall (i) with respect to the Initial Designated Fund, have the meaning ascribed to such term in the Initial Designated Fund Agreement, and (ii) with respect to any other Designated Fund/JV, refer to amounts distributable under the applicable Designated Fund/JV Agreement that are analogous to the Incentive Allocation under the Initial Designated Fund Agreement (i.e., amounts distributable to the Designated Promote Recipient as promote, carried interest, incentive distributions or similar performance-related compensation), however defined and in each case, as determined by the Committee.

(s)“Initial Designated Fund” shall mean Realty Income U.S. Core Plus Fund, LP.
(t)“Initial Designated Fund Agreement” shall mean that certain Agreement of Limited Partnership of Realty Income U.S. Core Plus Fund, LP, dated as of September 26, 2025, by and between Realty Income U.S. Core Plus Fund GP, LLC and Realty Income U.S. Core Plus Fund Holdings, LLC, as may be amended, restated or otherwise modified from time to time.
(u)“Investment Fund/JV” means any investment fund, co-investment vehicle, parallel fund, feeder fund, continuation fund, alternative investment vehicle, fund-of-one, separately managed account, joint venture or other pooled investment vehicle or account, however structured.
(v)“Measurement Period” shall mean each period with respect to which the Designated Fund/JV calculates and pays Incentive Allocation to the Designated Promote Recipient and which the Committee determines shall be the basis for measuring the Incentive Allocation amount used to calculate a particular Bonus Pool. The timing and duration of Measurement Periods (which need not be of uniform duration) shall be determined by the Committee in its sole discretion and may be informed by the applicable Designated Fund/JV Agreement and may be discretionary or variable rather than fixed. Multiple Measurement Periods may exist concurrently, and a separate Bonus Pool may be established for each Measurement Period or tranche of Incentive Allocation payments.
(w)“Non-Executive Participant” shall mean an Eligible Individual designated by the Committee as such pursuant to the Plan.
(x)“OP Units” shall mean, in the event that the Current Parent effectuates an UPREIT Conversion, partnership units of the Operating Partnership, including units which are intended to constitute “profits interests” for United States federal income tax purposes within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, having the rights, powers, privileges, restrictions, qualifications and limitations set forth in the Partnership Agreement and the applicable Award Agreement.
(y)“Participant” shall mean an Eligible Individual selected by the Committee to be a Participant under the Plan with respect to a specified Bonus Pool.
(z)“Partnership Agreement” shall mean the partnership agreement or limited liability company agreement, as applicable, of the Operating Partnership, as amended, restated or otherwise modified from time to time.
(aa)“Restricted Stock Units” shall mean restricted stock units of the Company.
(ab)“Subsidiary” shall have the meaning set forth in the 2021 Plan.

(ac)“Target Annual Compensation” as of a given date, shall mean, with respect to any Participant, the sum of (x) such Participant’s annual base salary rate as of such date, plus (y) such Participant’s target annual bonus for the year in which such date occurs, or if such Participant does not have a target annual bonus, the annual bonus actually earned by such Participant for the most recently completed fiscal year, plus (z) such Participant’s target annual equity award value for the year in which such date occurs, or if such Participant does not have a target annual equity award value for such year, the value of the annual equity award, if any, actually granted to such Participant for the most recently completed fiscal year (and if Participant does not have a target annual equity award value and did not have an annual equity award granted in the prior fiscal year, then the target annual equity award value for employees with comparable roles at the Company Group, as determined by the Committee, shall be used). Notwithstanding the foregoing, for the avoidance of doubt, any amount awarded, paid or distributed pursuant to the Plan shall not be taken into account for purposes of determining Target Annual Compensation.
(ad)“UPREIT Conversion” shall mean the reorganization of the Company’s corporate organizational structure to implement an “umbrella partnership” real estate investment trust structure, whereby upon the consummation thereof, the Company shall become a direct or indirect subsidiary of a newly formed entity (the “Resulting Parent”) whose common shares will be publicly listed, and the Company shall convert into a limited partnership, limited liability company or other registered business organization of which the Resulting Parent (or a wholly owned subsidiary thereof) will be the general partner, manager, or managing member, as applicable (the “Operating Partnership”), or similar reorganization transaction.
3.Administration. Subject to the terms and conditions of the Plan and applicable law, the Committee shall have the sole discretionary power and authority to interpret the provisions of the Plan and make all decisions and exercise all rights of the Company with respect to the Plan, including, without limitation, to (a) select Participants under the Plan, (b) determine the Incentive Allocation that shall be the basis for the Bonus Pool under the Plan, (c) determine the terms of any Bonus granted to a Participant under the Plan as set forth in the Award Agreement, (d) determine the amount of each Bonus Pool (or any portion thereof), (e) establish separate Bonus Pools for separate Measurement Periods or tranches of Incentive Allocation payments, (f) determine the Percentage Allocation applicable to each Participant with respect to each Bonus Pool, including whether such amount shall be pro-rated to reflect any partial period of service during an applicable Measurement Period (and any portion of the Bonus Pool to be unallocated or reserved for later allocation), (g) discontinue the Plan at any time (either with respect to all Designated Funds/JVs or certain selected Designated Funds/JVs), (h) adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable, (i) interpret the terms and provisions of the Plan and any Award Agreement, (j) to make all determinations it deems advisable for the administration of the Plan, (k) decide all disputes arising in connection with the Plan, and (l) otherwise oversee the administration of the Plan. All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Participants. The Committee may, in its sole discretion, delegate its responsibilities under the Plan to one or more officers of the Company and/or to one or more member(s) of the Committee or of the Board, in any case, subject to applicable laws and such conditions and limitations as the Committee shall prescribe; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, (A) individuals who are subject to Section 16 of Securities Exchange Act of 1934, as amended, or (B) himself or herself. The Committee may at any time rescind the authority so delegated or appoint a new delegee.

4.Participation. The Committee, in its sole discretion, may from time to time select as Participants one or more Eligible Individuals.
5.Determination of Bonus Pool; Determination of Bonus; Payment of Bonuses.
(a)Determination of Bonus Pool. In the event that the Designated Promote Recipient receives Incentive Allocation from the applicable Designated Fund/JV, the Committee shall (i) establish a Bonus Pool with respect to the applicable Measurement Period or tranche of Incentive Allocation payment, which shall in no event exceed forty percent (40%) of the Incentive Allocation taken into account under the Plan with respect to such Measurement Period or tranche, (ii) determine each Participant who shall be granted a Bonus with respect to the Bonus Pool, and (iii) determine each Participant’s Percentage Allocation (as described below) of such Bonus Pool.
(i)Percentage Allocations; Reserve. The Committee shall determine each Participant’s percentage allocation of the applicable Bonus Pool (each, a “Percentage Allocation”). The Committee may approve Percentage Allocations at such time as the Committee determines, in its sole discretion, including at, before or after the time at which the Bonus Pool is established or the Incentive Allocation is paid, and the Committee may reserve a portion of each Bonus Pool that shall not be allocated to Participants at the time of establishment (such reserved portion, the “Unused Bonus Pool”). The Unused Bonus Pool shall remain available for the Committee to allocate to Participants at such time as the Committee determines, in its sole discretion. The Committee may allocate the Unused Bonus Pool (or portions thereof) to existing Participants, to newly selected Participants, or may determine not to allocate the Unused Bonus Pool. For the avoidance of doubt, the Committee may denominate a Participant’s Award or Bonus as a dollar value, and in such case, references in the Plan to Percentage Allocation shall be deemed to refer to such dollar-denominated value.
(ii)Multiple Bonus Pools. The Committee may establish multiple Bonus Pools corresponding to different Measurement Periods or different tranches of Incentive Allocation payments. Percentage Allocations for Participants may differ across Bonus Pools and a Participant’s participation in one Bonus Pool shall not entitle such Participant to participation in any other Bonus Pool. Notwithstanding the foregoing, the Committee may allocate a portion of a Bonus Pool to a Participant or group of Participants prior to the actual establishment of the Bonus Pool, in which case the Bonuses payable to such Participant or group of Participants shall be treated for all purposes of the Plan as payable from such Bonus Pool.
(b)Entitlement to Bonus. A Participant shall have no right to any Bonus hereunder unless and until the Award relating to such Bonus is granted or paid to the Participant.
(c)Form of Payment.
(i)Awards to Executive Participants. Bonuses awarded to Executive Participants shall be in the form of any of the following (or in any combination thereof, as determined by the Committee in its discretion): (A) shares of common stock of the Company (whether restricted or fully vested at grant), (B) Restricted Stock Units that are settled in shares of common stock of the Company, or (C) OP Units (collectively, “Stock-Based Awards”), in each case subject to such terms and conditions as may be established by the Committee.
(ii)Awards to Non-Executive Participants. Bonuses awarded to Non-Executive Participants may be in the form of any of the following (or in any combination thereof, as determined by the Committee in its discretion): (A) Stock-Based Awards and/or (B) cash, in each case subject to such terms and conditions as may be established by the Committee.

(iii)Grants Under 2021 Plan. Unless otherwise determined by the Committee and permitted under applicable stock exchange rules, Stock-Based Awards under the Plan shall be granted under the 2021 Plan (or any successor plan thereto) and shall be subject to the terms and conditions thereof, including, the Individual Award Limits (as defined in the 2021 Plan).
(d)Vesting of Awards. Awards may be subject to such vesting conditions as the Committee shall determine in its sole discretion and which shall be set forth in the applicable Award Agreement. Unless otherwise determined by the Committee, (i) each Stock-Based Award granted under the Plan shall vest with respect to 50% of the shares or OP Units subject thereto on the applicable grant date and with respect to the remaining 50% of the shares or OP Units subject thereto on the first anniversary of the grant date, and (ii) subject to any valid deferral election made by the Participant, 100% of each Bonus payable in cash shall be paid in a single lump-sum payment on the next regularly scheduled payroll date on or after the applicable date of approval by the Committee (or such later date as may be determined by the Committee), in each case subject to the Participant’s continued employment with the Company Group through the applicable vesting or payment date.
(e)Forfeiture. In the event of a termination of a Participant’s employment or service with the Company Group for any reason prior to the applicable Bonus Payment Date, any Bonus or Award (or portion thereof) not theretofore granted or paid to such Participant shall automatically be forfeited and cancelled as of the date of such termination.
(f)Limits on Aggregate Bonuses. Notwithstanding anything herein to the contrary, in no event shall any Participant receive aggregate Bonuses pursuant to Awards under the Plan with respect to any fiscal year having a value as of the applicable Bonus Payment Date in excess of two (2) times the Participant’s Target Annual Compensation as of such Bonus Payment Date.
6.Section 409A. The Company intends that the Plan shall be interpreted, construed and administered in accordance with the applicable requirements of Section 409A of the Code and related Department of Treasury guidance thereunder (together, “Section 409A”). Notwithstanding the foregoing or any provision of the Plan to the contrary, in the event that the Committee determines that any Award (or portion thereof) may become subject to income inclusion under Section 409A, the Committee may adopt such amendments to the Plan or take any other actions (including amendments and actions with retroactive effect), that the Committee determines are necessary or appropriate to avoid such income inclusion, including without limitation, actions intended to (a) exempt the Award from Section 409A, or (b) comply with the requirements of Section 409A; provided, however, that nothing in this Section 6 shall create any obligation on the part of the Company to adopt any such amendment or take any other such action or any liability for any failure to do so. In no event shall the Company or any other member of the Company Group have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A or similar provisions of state law. To the extent that (i) any payments to which a Participant becomes entitled under the Plan or any Award Agreement in connection with the Participant’s termination of service constitute deferred compensation subject to Section 409A and (ii) the Participant is deemed at the time of such termination to be a “specified employee” under Section 409A, then such payment or payments constituting deferred compensation will not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” (within the meaning of Section 409A) with the Company Group and (y) the date of such Participant’s death following such separation from service. Upon the expiration of the applicable six (6)-month delay, any payments which would have otherwise been made during that period in the absence of the preceding sentence will be paid to such Participant or such Participant’s estate (without interest) in a single, lump sum payment.

7.Amendment or Termination of Plan. Except as otherwise provided herein, the Committee may amend or terminate the Plan at any time or from time to time without Participant consent, including, without limitation, in connection with an UPREIT Conversion.
8.Limitation of Liability. Subject to its obligation to make payments as provided for hereunder, neither the Company, nor any person acting on its behalf shall be liable for any act performed or the failure to perform any act with respect to the Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company or such person. The Company shall not be obligated to fund any payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to the Plan.
9.Miscellaneous.
(a)No Contract for Continuing Service. The Plan shall not be construed as creating any contract for continued employment or other service between the Company or any member of the Company Group and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee or other service provider of the Company or any member of the Company Group.
(b)Clawback. All Awards and amounts payable under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or payment of any Award or upon the receipt of any cash or Stock-Based Award) shall be subject to (i) the Company’s Policy for Recovery of Erroneously Awarded Compensation and (ii) any other Company clawback or recoupment policy adopted by the Company. Any Bonus or Award granted based on Incentive Allocation amounts that are subject to clawback under the applicable Designated Fund/JV Agreement may be subject to clawback, recoupment, forfeiture or cancellation to the extent determined by the Committee in its discretion.
(c)No Rights to Awards. No Eligible Individual or other person shall have any claim to be allocated any Bonus or granted any Award pursuant to the Plan, and neither the Company, nor any other member of the Company Group, nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly with respect to Bonuses or Awards under the Plan.
(d)Unfunded Plan. The Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. The Plan shall not establish any fiduciary relationship between the Company or any other member of the Company Group and any Participant. To the extent that any Participant holds any rights by virtue of a Bonus or Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any other member of the Company Group.
(e)Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Maryland, without regard to principles of conflict of laws.
(f)Tax Withholding. The Company Group shall have the right to deduct or withhold from all payments hereunder, or to require a Participant to remit to the Company Group, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such payments.
(g)Effect on Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for any member of the Company Group. Nothing in the Plan shall be construed to limit the right of the Company Group to establish any other forms of incentives or compensation for employees of the Company Group.

(h)Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any other member of the Company Group except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
(i)Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Committee in its sole discretion and the Committee shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan and the 2021 Plan, as applicable).
(j)REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (“REIT”). No Award shall be settled in the form of shares of common stock of the Company:
(i)to the extent that such settlement could cause the Participant or any other person to be in violation of the Ownership Limit (as defined in the Company’s charter, as amended from time to time) or any other provision of Section 7.2 of the Company’s charter; or
(ii)if, in the discretion of the Committee, such settlement of such Award could impair the Company’s status as a REIT.
(k) Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, and the payment or settlement of Awards under the Plan are subject to compliance with all applicable laws and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any shares or other securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such shares or other securities shall, if requested by the Company Group, provide such assurances and representations to the Company Group as the Company Group may deem necessary or desirable to assure compliance with all applicable laws. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable law.
(l)Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns (including, without limitation, the Resulting Parent in an UPREIT Conversion).
(m)Enforceability. If any portion or provision of the Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of the Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of the Plan shall be valid and enforceable to the fullest extent permitted by law.
(n)Waiver. No waiver by the Company Group of a breach of any provision of the Plan, which includes any Award Agreement entered into hereunder, by any Participant, or of compliance with any condition or provision of the Plan or any Award Agreement to be performed by any Participant, will operate or be construed as a waiver by the Company Group of any subsequent breach of any similar or dissimilar provision or condition at the same or any subsequent time. The failure of the Company Group to take any action by reason of any such breach will not deprive the Company Group of the right to take action at any time.

(o)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
(p)No Transfers. No right or interest under the Plan or any Bonus or Award may be sold, assigned or otherwise transferred by a Participant.
(q)Notices. Any notices, requests, demands, and other communications provided for by the Plan shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid or, if to a Participant, by electronic mail, (i) to a Participant at the Participant’s address or e-mail address on the books and records of the Company, or (ii) to the Company at its main office, attention of the Committee.

*     *     *     *     *

EXHIBIT A
I. Designated Funds
1.Realty Income U.S. Core Plus Fund, LP

II. Designated JVs
1.N/A